AT ANDREA ELECTRONICS

Corisa L. Guiffre, Chief Financial Officer

(800) 442-7787

FOR IMMEDIATE RELEASE

February 17, 2004

ANDREA ELECTRONICS ANNOUNCES BALANCE SHEET RESTRUCTURING AND CAPITAL FINANCING

New Investment Converts Mezzanine to Equity and Provides $2.5 Million Cash Infusion

Melville, New York, February 17, 2004—Andrea Electronics Corporation (AMEX: AND) announced today a balance sheet restructuring whereby a group of private investors (“Investors”) have agreed to purchase from the previous holder approximately 93% of the Series C Redeemable Convertible Preferred Shares (“Series C Preferred Stock”) which will remain outstanding. In conjunction with this purchase and pursuant to an Exchange and Termination Agreement with the previous holder, the Company agreed to the assignment of this Series C Preferred Stock to the Investors and to exchange 1.8 million shares of common stock, subject to certain trading restrictions, for any remaining shares of Series C Preferred Stock owned by the previous holder.

Also in conjunction with the purchase of the Series C Preferred Stock, Andrea entered into an Acknowledgement and Waiver Agreement with those Investors. This Acknowledgement and Waiver Agreement sets forth specific changes related to the Series C Preferred Stock, including the elimination of the liens on the Company’s assets, elimination of any redemption rights that are not within the Company’s control, elimination of future 5% per year increases of the stated value and elimination of an existing election for the holder to utilize a lower market price as the conversion price, and sets the conversion price at $0.2551. The Company anticipates that this Acknowledgment and Waiver Agreement will require the Company to classify the Series C Preferred Stock as permanent equity, representing a significant increase to our reported stockholders’ equity.

The Company also announced today that it has agreed to a Securities Purchase Agreement with the Investors and another investor (collectively, the “Buyers”) pursuant to which the Buyers would purchase 1,250,000 shares of a new class of preferred stock, the Series D Convertible Preferred Stock (the “Series D Preferred Stock”), convertible into 5,000,000 shares of common stock (an effective exercise price of $0.25 per share) and Warrants exercisable for 2,500,000 shares of common stock all for a purchase price of $1,250,000. The Warrants would be exercisable at any time after six months and before five years from the closing date at an exercise price equal to the closing price of the Company’s common stock on the date prior to the date of closing. In addition, subject to approval by the Company’s stockholders and registration with the U.S. Securities and Exchange Commission of the common shares underlying the Series D Preferred Stock and Warrants, the Buyers would purchase for an additional $1,250,000 an additional 1,250,000 shares of Series D Preferred Stock, convertible into 5,000,000 shares of common stock (an effective exercise price of $0.25 per share) and Warrants to purchase an additional 2,500,000 shares of common stock.

“Restructuring our balance sheet was one of a number of key strategic initiatives that were articulated by me during the latter part of last year,” stated Paul E. Donofrio, President and Chief Executive Officer. “I’m pleased that we have been able to successfully accomplish this financial goal, which significantly strengthens our stockholders’ equity position and provides greater opportunity for additional financings, while also returning control of our near to mid-term future as well as our assets. Furthermore, an infusion of fresh working capital into the Company will allow for a continued execution of our business plans and objectives through the balance of fiscal year 2004. While a dedicated and focused effort is still essential, especially relating to sales and marketing, restructuring and securing this financing was a critical and necessary step for Andrea Electronics,” Mr. Donofrio concluded.

About Andrea Electronics

Andrea Electronics Corporation designs, develops and manufactures audio technologies and equipment for enhancing applications that require high performance and high quality voice input. The Company’s patented Digital Super Directional Array (DSDA®), patent-pending Directional Finding and Tracking Array (DFTA®), patented PureAudio®, and patented EchoStop™ far-field microphone technologies enhance a wide range of audio products to eliminate background noise and ensure the optimum performance of voice applications. Visit Andrea Electronics’ website at www.AndreaElectronics.com or call 1-800-442-7787.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “seeks,” variations of such words, and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve matters that are subject to certain risks, uncertainties and assumptions that are difficult to predict, including economic, competitive, governmental, technological and other factors, that may affect the business and prospects of Andrea Electronics Corporation (the “Company”). The Company cautions investors about the following significant factors, which, among others, have in some cases affected the Company’s actual results and are in the future likely to affect the Company’s actual results and could cause them to differ materially from those expressed in any forward- looking statements: the rate at which Andrea Anti-Noise, DSDA, DFTA and other Andrea technologies are accepted in the marketplace; the competitiveness of Andrea Anti-Noise, DSDA, DFTA and other Andrea products in terms of technical specifications, quality, price, reliability and service; the sufficiency of the Company’s funds for research and development, marketing and general and administrative expenses; infringement and other disputes relating to patents and other intellectual property rights held or licensed by the Company or third parties; the Company’s continuing ability to enter and maintain collaborative relationships with other manufacturers, software authoring and publishing companies, and distributors; the emergence of new competitors in the marketplace; the Company’s ability to compete successfully against established competitors with greater resources; the uncertainty of future governmental regulation; the Company’s ability to obtain additional funds; and general economic conditions. No assurance can be given that the Company will achieve any material sales or profits from the products introduced in this release. These and other similar factors are discussed under the heading “Cautionary Statement Regarding Forward-looking statements” included in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K and in the Company’s Annual Report to shareholders, and in documents subsequently filed by the Company with the Securities and Exchange Commission.